UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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LIGHTSTONE VALUE PLUS REIT I, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LIGHTSTONE VALUE PLUS REIT I, INC.

QUESTIONS ABOUT THE CHARTER AMENDMENTS PROPOSAL

What are the roll-up provisions in the Company’s charter and why are they being voted on?

The Company’s charter imposes certain procedural protections for stockholders relating to “roll up transactions,” which are defined as transactions involving the acquisition, merger, conversion or consolidation of the Company with another unrelated entity if Company’s stockholders would receive of securities of another entity as a result, even if the securities received were freely and publicly traded on a national securities exchange such as the New York Stock Exchange (NYSE) or traded through NASDAQ.

In a roll up transaction, stockholders who vote against the transaction must be given the choice of

●	accepting the securities of the roll-up entity or

●	either (a) remaining stockholders of the Company and preserving their interests in the Company or (b) receiving cash in an amount equal to their proportionate share of the appraised value of the Company.

In addition, among other things, the Company is prohibited from participating in any proposed roll-up transaction in which certain stockholder rights are less than currently provided to stockholders.

The roll-up provisions limit the Company’s future to engage in transactions to dispose of its assets and dissolve because buyers or merger partners who would prefer to provide securities as part or all of the purchase price would be less likely to complete a transaction given the uncertainties that the roll-up provisions would require. The roll-up provisions would apply even if the potential buyer would pay the Company’s securities that could be freely sold on NYSE or NASDAQ.

In addition, another potential exit strategy would be for the Company to sell all of its assets in one or more transactions and then to liquidate and dissolve the Company. In order to complete the liquidation, the Company may have to convert to a liquidation trust, with beneficial interest in the trust being distributed to stockholder in exchange for their shares as the Company completes the winding-up of the Company’s assets and liabilities and final distribution of sale proceeds to stockholders. If the distribution to the liquidating trust were to be deemed a “roll up transaction” under the Company’s charter, the Company might be restricted in its ability to convert to a liquidating trust because the Company might not have the ability to offer stockholders the right to remain a stockholder in the Company or to receive cash for their shares.

In order to protect the Company’s ability to merge or consolidate with another entity or to utilize a liquidating trust structure, the board of directors recommends an amendment to the charter to remove the roll-up provisions.

Why is the Company seeking to amend the exculpation and indemnification provisions in the charter?

Although the Company’s charter currently provides for exculpation of our officers directors and provides for indemnification of our officers and directors of the Advisor and its affiliate, it contains certain limitations that under the NASAA REIT Guidelines, which are no longer applicable to us. The Company seeks to conform our charter more closely to those of competitor REITs that are listed on an exchange in order to increase our ability to retain and recruit qualified and experience officers and directors. Exchange listed companies generally provide that they may exculpate and indemnity their officers and directors to the maximum extent provided by governing law.

Maryland law, which governs the Company, permits a Maryland corporation to include in its charter a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Maryland law also permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (x) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (y) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

These amended provisions will provide our directors and officers with broader and more comprehensive exculpation and indemnification rights. Consistent with these amendments, the requirement that any director and officer insurance purchased by the Company be consistent with the restrictions on indemnification imposed by the NASAA REIT Guidelines would be removed.

Although we believe that this change will improve our ability to retain and attract qualified directors and officers, the proposed charter amendment does increase the risk that we and our stockholders will not be able to recover monetary damages from our directors if they fail to meet the statutory standard of conduct as a result of negligence or misconduct (as to our non-independent directors) and gross negligence or intentional misconduct (as to our independent directors) or from our officers if they fail to satisfy their duties under Maryland law. Also, the proposed charter amendment would provide for indemnification of our directors and officers and permit indemnification of the Advisor and its affiliates in circumstances where indemnification is currently limited by our charter. The reduced ability to recover from directors and officers and the increased right to indemnification would be true not only for their future acts or omissions but also for acts or omissions prior to the date of the charter amendment. The proposed charter amendment also increases the risk that we will incur significant defense costs that would otherwise have to be borne by our directors or officers.

In addition to providing our directors and officers with additional rights with respect to exculpation and indemnification, removing these limitations from our charter will also permit us to indemnify our Advisor to the maximum extent permitted by Maryland law, including for acts or omissions prior to the date of the charter amendment. To date, we have not agreed to expand the indemnification of our Advisor beyond that permitted by the NASAA REIT Guidelines; however, the proposed charter amendment does increase the risk that we might agree (i) to indemnify the Advisor for certain losses that we would not be permitted to indemnify the Advisor for under our current charter and (ii) to advance and bear the Advisor’s defense costs in circumstances where our current charter would not permit such advancement.

Why is the Company seeking to reduce the quorum requirement for stockholder meetings?

The Company’s current charter establishes a quorum as 50% of its outstanding shares for meeting of the stockholders. If the quorum proposal is approved by stockholders, the quorum requirement would be removed from the charter and included only in the Company’s bylaws. Under Maryland law, if a company has securities registered with the SEC under the Securities Exchange Act of 1934 (Exchange Act and has three or more independent directors, the bylaws of the company may provide that the quorum for any meeting of a stockholders meeting be not less than one-third of the votes entitled to be cast at the meeting. The board of directors expects to then amend the bylaws so that a quorum is 35% of all votes entitled to be cast at a stockholder meeting.

The board of directors believes a lower quorum threshold to transact business at a stockholder meeting will facilitate the holding of stockholder meetings to elect directors and to approve ratification of auditors and other important matters related to the Company, and reduce the cost and administrative burden in connection with obtaining a quorum at stockholder meetings.

Some transactions, including amending the Company’s charter or approving a sale of substantially all of the Company’s assets or other business combination or approving a plan of liquidation, require by law the vote of a simple majority of shares outstanding in favor of the transaction. A reduction in the quorum required to hold a stockholders’ meeting would not affect the threshold for approval of any matter required by Maryland law to be approved by a greater number than the quorum requirement to hold meetings.

However, by removing the quorum requirement from the Company’s charter and including it in the bylaws, the board of directors will have the exclusive power to change the quorum requirement.

What are the reports will the Company provide to stockholders if the Company is no longer required to provide NASAA REIT Guideline reports?

As a reporting company under the Exchange Act, the Company prepares and files with the SEC quarterly reports that contain unaudited financial statements of the Company and a discussion of its operating results and an annual report that contains the Company’s audited financial statements and a discussion regarding its business, properties, and financial and operating results for the period. The Company also files current reports with the SEC if certain material events occur between quarterly or annual reports. A copy of the annual report is mailed to stockholders each spring and is also available free of charge electronically on the SEC’s website www.sec.gov and on the website maintained by the Company’s advisor for us at www.lightstonecapitalmarkets.com. The quarterly and current reports are not mailed to stockholders but are available electronically free of charge on www.sec.gov and www.lightstonecapitalmarkets.com.

In addition to these current, quarterly and annual reports that the Company files with the SEC, the Company’s charter currently requires the Company to distribute to stockholders annually report with certain non GAAP information required under the NASAA REIT Guidelines that is not required under the SEC reports, including the ratio of the cost of raising capital during the period to the capital raised, the total operating expenses of the Company stated as a percentage of average invested assets and as a percentage of net income, and a report from the independent directors that the policies being followed by the Company are in the best interests of our stockholders and the basis for such determination. If the reporting charter amendment is approved, the Company would no longer be required to distribute this additional information. The metrics require the Company to provide non GAAP financial that the Company does not use to evaluate its operating performance. In addition, the Company is no longer raising capital through securities offerings.

Why is the Company seeking to change stockholder access to the stockholder list?

The Company’s current charter requires the Company to provide to any stockholder, regardless of the amount of stock owned by the stockholder or the length of time that the stockholder has been a stockholder, a copy of stockholder list, including the names, addresses and phone numbers as well as the number of shares owned by each stockholder. Even though the Company may require any stockholder requesting the list to represent that he does not intend to use the list for commercial purposes, the Company does not believe that it is in the best interest of stockholders to be required to provide such a list of personal information to a person who owns an insignificant number of share or has recently acquired the shares. The charter amendment would require the Company to provide to any stockholder any information to which the stockholder would be entitled to inspect and copy under Maryland law. Maryland law provide that the Company need only provide a stockholder list to persons who have been a stockholder of record for at least six month of at least 5% of the outstanding shares of common stock. In addition, the stockholder list would contain only the names, addresses and number of shares owned. The Company would not be required to provide phone numbers of its stockholders.

If the provision in the charter regarding the directors’ fiduciary obligations is removed, will the directors continue to owe the Company any duties of care or loyalty?

Under Maryland law, each director of a company is required to perform his duties in good faith, in a manner the director reasonably believes to be in the best interest of the company and with the care that an ordinarily prudent person in a like position would use under similar circumstances.

GENERAL QUESTIONS

How do stockholders vote?

Proxy cards have been mailed to the stockholders, and instructions on how to vote are on the proxy card, including how to vote by Internet at www.proxy-direct.com, by telephone, by calling toll free (800) 337-3503, or by mail using the pre-addressed, postage-paid envelope provided with the Company’s Proxy Statement.

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